Exhibit 99.1
November 10, 2006

Dear Diamond Growers,
The 2006 harvest has been the latest walnut harvest in recent history; it was approximately 10 days later than last year and nearly 14 days later than an average harvest. The California Agricultural Statistic Service (CASS) has estimated the 2006 crop at 350,000 tons. Based on the early receipts of the crop, the Ashley, Payne and Serr varieties appear to be somewhat below the estimate, while Tulare, Howard, and Vina varieties appear to be above the estimate. It is still too early to determine the total supply that will be produced by the other remaining varieties, but we anticipate the total crop will fall within the range of the September CASS estimate.
Due to the late harvest, inshell shipments for the industry will be significantly reduced from last year and shelled shipments for September and October will also decline as compared to the same period last year. For the Diamond organization, as we discussed on the September quarterly earnings call, the late crop will result in a significant portion of sales shifting from our first quarter of fiscal 2007 to the remaining three quarters.
Delivery Payment:
We are pleased to announce that Diamond will be augmenting the shelling payment for the 2006 crop delivery by an average of five cents per pound. This additional payment will be mailed November 17 and will bring the delivery payment into alignment with the original overall targeted amount as discussed in our September letter.
General Business and Marketing Update
We continue to be pleased by developments of the culinary and snack segments of our North American Retail channel. Diamond culinary products are currently being supported by a broad-reaching, focused consumer support campaign in major culinary and holiday print magazines and with interactive online advertising on major food websites as well as the search pages of Yahoo! Both the print and Internet advertising are driving traffic to our website, diamondfoods.com, for recipe suggestions that use walnuts and other nuts.
The upcoming Emerald consumer campaign will feature a Super Bowl promotion highlighted by a new 30-second commercial and extensive consumer support activity in the period approaching and following the Super Bowl on February 4, 2007. This will be the third consecutive year that Diamond will air a national 30-second Super Bowl commercial supporting its snack segment. The fully integrated campaign will include print, online, in-store and public relations components. Last year’s aggressive Super Bowl campaign resulted in a sales increase of 22% during the four weeks ending February 19 as compared to the prior four-week period. For the week of the Super Bowl promotion, Emerald retail sales grew 36% in the U.S. Food channel versus the prior week. Diamond’s snack brand also gained considerable added value from intensive publicity in the weeks before and after the big game. Emerald was included in pre- and post-Super Bowl media coverage with a total circulation of approximately 175 million including television, print and online.
A national FSI (free-standing insert) with an Emerald coupon will be included in approximately 57 million newspapers across the country on January 14, 2007. For the second year, Diamond is partnering with Anheuser-Busch for holiday and Super Bowl in-store promotions aimed at continuing to build brand equity and consumer excitement. The Budweiser/Emerald Super Bowl displays in grocery stores and drug stores nationwide will offer consumers money-saving coupons on the purchase of Emerald products.
Ranch Pickup Program
Based on several structural enhancements and incorporating feedback from members of our Growers Executive Council, we have substantially improved our service for our Ranch Pickup Program. The one-day-in-advance scheduling system has been well received by growers and most have reported that they were very pleased by Diamond’s assistance in helping them achieve an effective and efficient harvest of the 2006 crop. The online access to delivery, grading and payment information continues to bring value to growers who have used this real-time information to determine optimal dehydrating and harvesting practices. This information helps growers to maximize the quality of the product delivered to Diamond early in the harvest year. We look forward to future discussion about ways to provide additional information to growers in order to enhance their ability to maximize product quality.
Best regards,
Michael J. Mendes
President/CEO
“Safe Harbor Statement”: our future plans and prospects, which are “forward-looking statements” are subject to risks and uncertainties. A variety of factors could affect our current expectations and our actual results, including demand for our products, fluctuations in availability and price of raw materials and competition in our markets. The factors underlying our forward-looking statements are subject to change, and therefore these statements speak only as of the date of this letter. A detailed discussion of factors and other risks that affect our business is contained in our SEC filings, including under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Copies of these reports may be found online at www.sec.gov.